UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 19, 2015

Date of Report (Date of Earliest Event Reported)

TILLY’S, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35535	45-2164791
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Whatney

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 609-5599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2015, Tilly’s, Inc. (the “Company”) publicly announced the appointment of Michael L. Henry, age 44, to serve as the Company’s Chief Financial Officer. Mr. Henry will join the Company as an employee effective May 26, 2015 to allow for a smooth transition into his new role and will assume the title and function of Chief Financial Officer effective as of June 13, 2015. As previously disclosed, Jennifer Ehrhardt, the Company’s current Chief Financial Officer, is resigning in June 2015.

Most recently, Mr. Henry has served in several finance positions at Quiksilver, Inc., including as Senior Vice President, Global Controller since April 2015, as Vice President, Worldwide Controller from September 2012 to April 2015 and prior to that as an independent consultant commencing in July 2012. Prior to joining Quiksilver, Mr. Henry served for over a decade at Pacific Sunwear, as Senior Vice President and Chief Financial Officer from January 2008 to April 2011, and previously in roles including Interim Chief Financial Officer and Controller. From September 1994 to September 2000, Mr. Henry was a Manager, Business Assurance Advisory Services, at Deloitte & Touche LLP. Mr. Henry is a certified public accountant (inactive).

Mr. Henry is a party to an offer letter with the Company, pursuant to which he will receive an annual salary of $325,000 and be eligible to participate in the Company’s annual cash bonus plan. Under the Company’s cash bonus plan, Mr. Henry’s target bonus opportunity will be 50% of his base salary, with an opportunity to earn a maximum of 100% of his base salary. Mr. Henry also will receive an initial grant of 25,000 options to purchase shares of the Company’s Class A common stock and 10,000 restricted stock units. Both equity awards will vest in four equal annual installments.

There are no (i) family relationships between Mr. Henry and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company or (ii) related party transactions with Mr. Henry requiring disclosure pursuant to Item 404 of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated May 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILLY’S, INC.

Date: May 19, 2015	By:	/s/ Christopher M. Lal
	Name:	Christopher M. Lal

	Title:	Vice President, General Counsel and Secretary